UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2022

BLUEGREEN VACATIONS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Florida

	001-09071	59-2022148
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4960 Conference Way North, Suite 100, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-912-8000

Not applicable
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $.01 par value	BVH	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.[ ]

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 14, 2022, Bluegreen Vacations Corporation (“Bluegreen”), a wholly owned subsidiary of Bluegreen Vacations Holding Corporation (the “Company”), amended and restated its syndicated credit facility led by Fifth Third Bank (“Fifth Third”). The amended and restated credit facility (the “Credit Facility”) is a $300.0 million syndicated credit facility with Fifth Third, as Joint Lead Arranger, Sole Bookrunner, Administration Agent and L/C Issuer, and certain other bank participants.  The Credit Facility includes a $100.0 million term loan with quarterly amortization requirements and a $200.0 million revolving line of credit.  Prior to the amendment and restatement, the facility (the “Prior Facility”) consisted of a $100.0 million term loan with quarterly amortization requirements and a $125.0 million revolving line of credit. Accordingly, the amendment and restatement increased the revolving line of credit by $75.0 million. As of the date of this Current Report on Form 8-K, outstanding borrowings under the amended and restated Credit Facility totaled $130.0 million, including $100.0 million outstanding under the term loan and $30.0 million of borrowings under the revolving line of credit.  Borrowings under the Credit Facility, including amounts outstanding prior to the amendment and restatement and future borrowings, generally bear interest at a rate of term SOFR plus 1.75-2.50% and a 0.05%-0.10% credit spread adjustment, depending on Bluegreen’s leverage ratio (as compared to LIBOR plus 2.00%-2.50% with a 0.25% LIBOR floor under the terms of the facility prior to the amendment and restatement). The amendment also extended the maturity date from October 2024 to February 2027. Borrowings are collateralized by certain of Bluegreen’s vacation ownership interest inventory, sales center buildings, short term receivables and the cash flows from the residual interests relating to certain term securitizations. The Credit Facility also includes other terms and conditions, including financial covenants, which Bluegreen believes to be customary for a credit facility of this type.

The foregoing description of the Credit Facility is a summary only, does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amended and Restated Credit Agreement and other agreements governing the Credit Facility, which are filed as Exhibits 10.1 through 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

d) Exhibits.

10.1

Third Amended and Restated Credit Agreement dated as of February 14, 2022, by and among Bluegreen Vacations Corporation, as Borrower, the Guarantors from time to time party, the Lenders from time to time party, and Fifth Third Bank, as Administrative Agent and L/C Issuer

10.2

Reaffirmation Agreement, dated as of February 14, 2022, by and among Bluegreen Vacations Corporation, as Borrower, Bluegreen Vacations Unlimited, Inc., Bluegreen Resorts Management, Inc., Bluegreen Nevada, LLC, Bluegreen Louisiana, LLC, Bluegreen New Jersey, LLC and TFRI 2013-1 LLC and each other guarantor party from time to time, as Reaffirming Grantors, and Fifth Third Bank, as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2022	Bluegreen Vacations Holding Corporation

	By:	/s/ Raymond S. Lopez
Raymond S. Lopez
Executive Vice President, Chief Operating Officer and Chief Financial Officer

2